Exhibit 5.12

CONSENT OF JORGENSEN ENGINEERING AND TECHNICAL SERVICES

The undersigned hereby consents to (i) the references to, and the information derived from, the Technical Report and Preliminary Feasibility Study for Relief Canyon Project, Pershing County, Nevada dated July 6, 2018 and to (ii) the references to our name under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 filed by Americas Gold and Silver Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

Jorgensen Engineering and Technical Services

/s/ Mark Jorgensen
Name: Mark Jorgensen
Title: Principal Consultant
Date: January 29, 2021